Exhibit 10.3

CF INDUSTRIES HOLDINGS, INC.
2022 EQUITY AND INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

Name of Grantee:   <first_name> <last_name>

Restricted Stock Units:   <shares_awarded>

Grant Date:   <award_date>

Vesting Date: Subject to forfeiture or accelerated vesting as described herein, the Restricted Stock Units will vest in accordance with the following vesting schedule (the “Vesting Schedule”):

<vesting schedule>

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms as defined in the CF Industries Holdings, Inc. 2022 Equity and Incentive Plan (the “Plan”). Please review this Award Agreement and promptly accept the award online, in Schwab’s Equity Award Center, in order to render the grant effective.

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1.       You have been granted the Restricted Stock Units shown above pursuant to the Plan and subject to the terms and conditions of the Plan and this Award Agreement. Each Restricted Stock Unit represents the right to receive a share of authorized but previously unissued Stock upon the vesting of the Restricted Stock Unit.

2       You may not sell, assign, transfer, donate, pledge or otherwise dispose of the Restricted Stock Units acquired pursuant to this Award Agreement (except by will or the laws of descent and distribution).

3.       The Restricted Stock Units shall vest in accordance with the Vesting Schedule, subject to earlier vesting and delivery upon a Change in Control as provided for in Section 7(b) of the Plan or as otherwise provided herein. A share of Stock shall be delivered (provided, that such delivery is otherwise in accordance with federal and state securities laws) with respect to each vested Restricted Stock Unit as soon as practicable following the date on which the Restricted Stock Unit becomes vested (the date on which a Restricted Stock Unit becomes vested being referred to as a “Delivery Date”), but in no event later than the end of the calendar year in which the Delivery Date occurs or if later, within 30 days following the Delivery Date.

4.       Termination of Service Events

A.       If your employment with the Company and its Subsidiaries shall terminate for any reason other than due to your death, Disability (as defined below) or Special Retirement (as defined below), any of the Restricted Stock Units that have not vested in accordance with the Vesting Schedule shall be forfeited as of the date of such termination.

B.       In the event of termination of your employment due to your death or Disability, any of the Restricted Stock Units that have not vested in accordance with the Vesting Schedule shall vest on the date of such termination due to your death or Disability.

C.       In the event of termination of your employment due to Special Retirement, a portion of the unvested Restricted Stock Units shall vest on the date of such termination due to Special Retirement such that, effective as of the date of such termination, the aggregate number of Restricted Stock Units that shall have become vested under this Award Agreement shall be equal to the product of (i) the number of Restricted Stock Units initially subject to this Award Agreement times (ii) a fraction, the numerator of which is the number of full months between the Grant Date and the date of your termination due to Special Retirement and the denominator of which is the number of months from the Grant Date to the final vesting date under the Vesting Schedule (the “Pro Rata Portion”). The number of unvested Restricted Stock Units that shall vest on the date of such termination due to Special Retirement therefore shall be equal to the difference between the Pro Rata Portion and the number of Restricted Stock Units that had vested pursuant to the Vesting Schedule prior to the date of such termination, and the remainder of the unvested Restricted Stock Units shall be forfeited.

D.       For purposes of this Award Agreement:

(i)       “Disability” shall have the meaning ascribed to such term in your individual employment, severance or other agreement with the Company or, if you are not party to such an agreement, “Disability” shall mean your inability because of ill health, physical or mental disability, to perform your duties for a period of 180 days in any twelve month period.

(ii)       “Special Retirement” shall mean your termination of employment, other than for “Cause,” death or Disability, following the attainment by you of at least age sixty (60) with five (5) years of continuous service with the Company as of the date of such termination of employment, provided that you have (a) provided the Company with at least six months prior written notice of your termination of employment and (b) during such 6 month period had that notice accepted by an authorized officer of the Company or, if you are, at the time you provide such notice, subject to the reporting requirements of Section 16 of the Exchange Act, by the Committee. 1

(iii)       “Cause” shall have the meaning ascribed to such term in any individual employment, severance or other agreement with the Company to which you are a party or, if you are not party to such an agreement, “Cause” shall mean (a) dishonesty in the performance of your duties, (b) your malfeasance or misconduct in connection with your duties, or (c) any act or omission which is injurious to the Company (or any member of the Group) or its affiliates, monetarily or otherwise, each as determined by the Committee in its sole discretion.

(iii)       “Group” means the Company and any Subsidiary of the Company.

(iv)       “Subsidiary” means a company in which: (a) the Company holds a majority of the voting rights; (b) the Company is a member of, and has the right to appoint or remove a majority of its board of directors; or (c) the Company is a member of, and controls alone, pursuant to an agreement with other members, a majority of the voting rights.

[1]	If you are employed in the United Kingdom or you are otherwise subject to the employment protections of the United Kingdom or a country within the European Economic Area because you reside in such country or are otherwise subject thereto, “Special Retirement” shall be determined at the absolute discretion of the Committee (acting reasonably) that you have retired, and in any event will not be granted to employees with less than five (5) years of continuous service with the Group as of the date of termination of employment.

E.       For the avoidance of doubt and solely for purposes of this Award Agreement, if you enter into an agreement with the Company to transition directly from an employment relationship with the Company into a consulting relationship with the Company, you shall not, unless otherwise determined by the Committee, be deemed to have terminated employment upon such transition from an employment relationship into a consulting relationship. In the event of such a transition, the Restricted Stock Units shall continue to be eligible to vest in accordance with their terms, as if no termination had occurred, for so long as such consulting relationship remains in effect. The continued existence of the consulting relationship shall be determined by the Committee or its delegate and the continued vesting of the Restricted Stock Units shall not be construed for any other purpose to mean you remain employed with the Company following such transition.

F.       Neither the grant of the Restricted Stock Units, this Award Agreement nor any other action taken pursuant to this Award Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue to provide services as an Officer, Director, Employee or Consultant for any period of time or at any specific rate of compensation. This Award shall not form part of your right to compensation or benefits under your contract of employment with the Company or any other member of the Group, if applicable. Your participation in the Plan and receipt of this Award Agreement will not affect your rights and obligations under the terms of your contract of employment with the Company or any member of the Group, if applicable.

G.       In the event the benefit under this Award Agreement and the Plan is forfeited as a result of your employment or service being terminated by you or by the Company (or any member of the Group) for any reason, you will not be entitled to any damages or compensation arising from such loss of employment or service.

5.       Unless and until a certificate or certificates representing shares of Stock shall have been issued by the Company as a result of the vesting of the Restricted Stock Units, you shall not have any of the rights or privileges of a stockholder of the Company with respect to the shares of Stock subject to the Restricted Stock Units.

6.         The Restricted Stock Units will carry dividend equivalent rights related to any cash dividend paid by the Company while the Restricted Stock Units are outstanding. In the event the Company pays a cash dividend on its outstanding shares of Stock following the grant of the Restricted Stock Units, then you will be entitled to receive on the date the Company otherwise pays such cash dividend, a cash amount equal to the cash dividend paid with respect to a share of Stock multiplied by the number of Restricted Stock Units subject to the Award Agreement that remain outstanding and unsettled.

7.       The Company or a Subsidiary shall withhold all applicable taxes or other amounts required by law from all amounts paid or delivered in respect of the Restricted Stock Units. You may satisfy the withholding obligation by paying the amount of any taxes in cash or you may instruct the Company (or the member of the Group that employs you) to withhold shares from the shares of Stock otherwise deliverable to satisfy the obligation in full or in part. If shares are withheld, such shares shall have a Fair Market Value equal to (a) the minimum statutory amount required to be withheld or, if you so elect, (b) such greater amount equal to the lesser of (1) the amount permitted to be withheld based on the maximum statutory tax rate applicable to you in all relevant jurisdictions or (2) the withholding amount determined on the basis of your most recent U.S. Form W-4 (or other local country equivalent) provided to the Company, in all cases reduced by the amount of any withholding obligation you satisfy by cash payment to the Company. The number of shares used to satisfy any withholding obligation shall be rounded up to the nearest whole number of shares as necessary to avoid fractional shares, with any excess amount refunded in cash to you. You agree to indemnify the Company and any other members of the Group for any tax or social security contributions for which you are liable but which the Company or such other member of the Group is required to pay on your behalf in connection with this Award or any shares issued pursuant to the Restricted Stock Units granted under this Award Agreement.

8.       If you are subject to individual income tax in the United States, the intent of you and the Company is that payments and benefits under this Award Agreement and the Award be exempt from, or to the extent subject thereto, comply with, Section 409A of the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”) and any regulations or guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Award Agreement and the Award shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, you shall not be considered to have terminated employment or service with the Company or any of its Subsidiaries for purposes of the Plan and no payment shall be due to you under this Award Agreement until you would be considered to have incurred a “separation from service” from the Company or its Subsidiary within the meaning of Section 409A of the Code. To the extent that this Award is payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty charges imposed under Section 409A of the Code, the settlement and payment of this Award (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Award shall be construed as a separate identified payment for purposes of Section 409A of the Code.

9.       With respect to your personal data, to the extent consent may be required under the laws to which you are subject, you hereby agree and consent to:

A.       the collection, use, processing and transfer by the Company, any member of the Group, and any third party administrator of your personal data;

B.       the Company, any member of the Group, and any third party administrator transferring your personal data amongst themselves for the purposes of the implementation, administration and management of the Plan;

C.       the use of your personal data by any such person for any such purposes; and

D.       the transfer to, and retention of, your personal data by third parties (including any such third party situated in a country without equivalent data protection laws to Canada, the United Kingdom and the European Economic Area) in connection with such purposes.

10.       The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of you and the Company with respect to the subject matter hereof, and may not be modified except by means of a writing signed by you and the Company. If there is a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall govern. This Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

By your signature (including for this purpose your electronic acceptance of the Award in Schwab’s Equity Award Center) and the signature of the Company’s representative below, you and the Company agree this Award is granted under and governed by the terms and conditions of the Plan, the terms of which are incorporated herein, and this Award Agreement. You have reviewed the Plan and this Award Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understand all provisions of the Plan and Award Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and Award Agreement. You further agree to notify the Company upon any change in your residential address shown below.

GRANTEE	CF INDUSTRIES HOLDINGS, INC.

<first_name> <last_name>	By: Susan L. Menzel
<address_1> <city>, <state> <zip>	Title: Sr. Vice President, Human Resources

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